                                                FILED PURSUANT TO RULE 424(b)(5)
                                                               FILE NO. 33-50879
                                                              FILE NO. 333-30137

PROSPECTUS SUPPLEMENT
(To Prospectus Dated December 10, 1997)

                                  $450,000,000

   [LOGO]
                         ARCHER-DANIELS-MIDLAND COMPANY

              $200,000,000  6.75% DEBENTURES DUE DECEMBER 15, 2027

              $250,000,000  6.95% DEBENTURES DUE DECEMBER 15, 2097
                                   ---------

    The 6.75% Debentures due December 15, 2027 (the "2027 Debentures") will mature on December 15, 2027 and the 6.95% Debentures due December 15, 2097 (the "2097 Debentures" and, together with the 2027 Debentures, the "Debentures") will mature on December 15, 2097. Interest on the Debentures will be payable semiannually in arrears on June 15 and December 15 of each year, commencing June 15, 1998.

    The 2027 Debentures are not redeemable prior to maturity. The 2097 Debentures will be redeemable, as a whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (a) 100% of the principal amount of such 2097 Debentures and (b) the sum of the present values of the Remaining Scheduled Payments (as defined herein) thereon, discounted on a semiannual basis at the Treasury Rate (as defined herein) plus 15 basis points, together in either case with accrued interest to the redemption date. See "Description of the Debentures -- Optional Redemption of the 2097 Debentures." Upon the occurrence of a Tax Event (as defined herein), the Company will have the right (x) to shorten the maturity of the 2097 Debentures to the extent required so that the interest paid on the 2097 Debentures will be deductible for United States federal income tax purposes or (y) under certain circumstances to redeem the 2097 Debentures in whole (but not in part) at a redemption price equal to the greater of (i) 100% of the principal amount of the 2097 Debentures and (ii) the sum of the present values of the Remaining Scheduled Payments discounted to the redemption date on a semiannual basis at the Treasury Rate plus 35 basis points, together in either case with accrued interest to the redemption date. See "Description of the Debentures -- Conditional Right to Shorten Maturity of the 2097 Debentures" and "-- Optional Redemption of the 2097 Debentures."

    Each of the Debentures will be represented by global securities ("Global Securities") registered in the name of the nominee of The Depository Trust Company ("DTC"). Beneficial interests in such certificates will be shown on, and transfers thereof will be effected only through, records maintained by DTC's participants. Owners of beneficial interests in the certificates representing the Debentures will be entitled to physical delivery of Debentures in certificated form in the amount of their respective beneficial interests only under the limited circumstances described herein. See "Description of the Debentures -- Book-Entry, Delivery and Form."
                                 --------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.
               ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                PRICE TO          UNDERWRITING        PROCEEDS TO
                                                               PUBLIC(1)            DISCOUNT       THE COMPANY(1)(2)
Per 2027 Debenture                                              98.872%              .875%              97.997%
Total                                                         $197,744,000         $1,750,000         $195,994,000
Per 2097 Debenture                                              99.585%              1.125%             98.460%
Total                                                         $248,962,500         $2,812,500         $246,150,000

  (1) Plus accrued interest, if any, from December 15, 1997 to date of delivery.

  (2)  Before deducting expenses payable by the Company estimated at $450,000.
                                 --------------

    The Debentures are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of Global Securities representing the Debentures will be made through the facilities of DTC on or about December 15, 1997, against payment therefor in immediately available funds.

                                 --------------

SALOMON SMITH BARNEY
          GOLDMAN, SACHS & CO.
                     LEHMAN BROTHERS
                               MERRILL LYNCH & CO.
                                          J.P. MORGAN & CO.

December 10, 1997

CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE DEBENTURES, INCLUDING PURCHASES OF THE DEBENTURES TO STABILIZE THEIR MARKET PRICE AND PURCHASES OF THE DEBENTURES TO COVER ANY SHORT POSITION IN THE DEBENTURES MAINTAINED BY THE UNDERWRITERS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                              RECENT DEVELOPMENTS

    On September 12, 1997, the Company entered into an agreement to acquire Moorman Manufacturing Company ("Moorman") for common stock of the Company valued at $296 million, subject to adjustment. Moorman is an agribusiness company with three wholly owned operating business units: a livestock feed manufacturer, an integrated soybean processing and vegetable oil refining business, and an originator and processor of dry edible beans and bean seed. The acquisition is subject to the approval of Moorman's shareholders and is expected to close on or about December 30, 1997.

                         DESCRIPTION OF THE DEBENTURES

    The following description of the Debentures offered hereby supplements, and to the extent inconsistent therewith, supersedes, insofar as such description relates to the Debentures, the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus, to which description reference is hereby made. Reference should be made to the accompanying Prospectus for a detailed summary of the provisions of the Indenture (as defined in the accompanying Prospectus) under which the Debentures are issued.

2027 DEBENTURES

    The 2027 Debentures are limited to $200,000,000 aggregate principal amount and will mature on December 15, 2027.

    The 2027 Debentures will bear interest at the rate per annum set forth on the cover page of this Prospectus Supplement from December 15, 1997, or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 1998, to the persons in whose names the 2027 Debentures are registered at the close of business on the next preceding June 1 or December 1, as the case may be.

    The 2027 Debentures are not redeemable prior to maturity.

2097 DEBENTURES

    The 2097 Debentures are limited to $250,000,000 aggregate principal amount and will mature on December 15, 2097.

    The 2097 Debentures will bear interest at the rate per annum set forth on the cover page of this Prospectus Supplement from December 15, 1997, or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 1998, to the persons in whose names the 2097 Debentures are registered at the close of business on the next preceding June 1 or December 1, as the case may be.

CONDITIONAL RIGHT TO SHORTEN MATURITY OF THE 2097 DEBENTURES

    The Company intends to deduct interest paid on the 2097 Debentures for United States federal income tax purposes. However, there have been proposed tax law changes that, among other things, would prohibit an issuer from deducting interest payments on debt instruments with a maturity of more than 40 years. While none of these proposals have become law, there can be no assurance that similar legislation affecting the Company's ability to deduct interest paid on the 2097 Debentures will not be enacted in the future or that any such legislation would not have a retroactive effective date.

    Upon the occurrence of a Tax Event (as defined below), the Company, without the consent of the holders of the 2097 Debentures, will have the right to shorten the maturity of the 2097 Debentures to the minimum extent required, in the opinion of nationally recognized independent tax counsel, such that, after the shortening of the maturity, interest paid on the 2097 Debentures will be deductible for United States federal income tax purposes. There can be no assurance that the Company would not exercise its right to shorten the maturity of the 2097 Debentures upon the occurrence of a Tax Event or as to the period by which such maturity would be shortened.

    In the event that the Company elects to exercise its right to shorten the maturity of the 2097 Debentures on the occurrence of a Tax Event, the Company will mail a notice of shortened maturity to each holder of the 2097 Debentures by first-class mail not less than 30 or more than 60 days after the occurrence of such Tax Event, stating the new maturity date of the 2097 Debentures. Such notice shall be effective immediately upon mailing.

    The Company believes that the 2097 Debentures should constitute indebtedness for United States federal income tax purposes under current law, and, in that case, an exercise of its right to shorten the maturity of the 2097 Debentures would not be a taxable event to holders. Prospective investors should be aware, however, that the Company's exercise of its right to shorten the maturity of the 2097 Debentures would be a taxable event to holders if the 2097 Debentures are treated as equity for purposes of United States federal income taxation before the maturity is shortened, assuming that the 2097 Debentures of shortened maturity are treated as debt for such purposes.

    "Tax Event" means that the Company shall have received an opinion of nationally recognized independent tax counsel to the effect that at any time on or after the date of the issuance of the 2097 Debentures, as a result of (a) any amendment to, clarification of, or change (including any announced prospective amendment, clarification or change) in any law, or any regulation thereunder, of the United States, (b) any judicial decision, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an "Administrative or Judicial Action"), or (c) any amendment to, clarification of or change in any official position or the interpretation of any Administrative or Judicial Action or any law or regulation of the United States that differs from the theretofore generally accepted position or interpretation, in each case, occurring on or after the date of the issuance of the 2097 Debentures, there is a more than insubstantial risk that interest paid by the Company on the 2097 Debentures is not, or will not be, deductible, in whole or in part, by the Company for purposes of United States federal income tax.

OPTIONAL REDEMPTION OF THE 2097 DEBENTURES

    The 2097 Debentures will be redeemable, as a whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (a) 100% of the principal amount of the 2097 Debentures to be redeemed and (b) the sum of the present values of the Remaining Scheduled Payments (as hereinafter defined) thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, together in either case with accrued interest on the principal amount being redeemed to the redemption date.

    In addition, if a Tax Event occurs and in the opinion of nationally recognized independent tax counsel there would, notwithstanding any shortening of the maturity of the 2097 Debentures, be more than an insubstantial risk that interest paid by the Company on the 2097 Debentures is not, or will not be, deductible, in whole or in part, by the Company for United States federal income tax purposes, the Company will have the right, within 90 days following the occurrence of such Tax Event, to redeem the 2097 Debentures in whole (but not in part), on not less than 30 or more than 60 days' notice mailed to holders thereof, at redemption price equal to the greater of (i) 100% of the principal amount of the 2097 Debentures and (ii) the sum of the present values of the Remaining Scheduled Payments thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points, together in either case with accrued interest on the principal amount being redeemed to the date of redemption.

    "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Debentures. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

    "Comparable Treasury Price" means, with respect to any redemption date, (a) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (b) if such release (or any successor release) is not published or does not contain such prices on such business day, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or
(ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

    "Reference Treasury Dealer" means each of Salomon Brothers Inc, Goldman, Sachs & Co., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. and their respective successors; PROVIDED, HOWEVER, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

    "Remaining Scheduled Payments" means the remaining scheduled payments of the principal of the 2097 Debentures to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; PROVIDED, HOWEVER, that, if such redemption date is not an interest payment date with respect to such Debentures, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of 2097 Debentures to be redeemed.

    Unless the Company defaults in payment of the redemption price, on and after the applicable redemption date, interest will cease to accrue on the 2097 Debentures or portions thereof called for redemption.

DEFEASANCE

    The provisions described in the accompanying Prospectus under the heading "Description of Debt Securities -- Defeasance" shall apply to the Debentures.

BOOK-ENTRY, DELIVERY AND FORM

    The Debentures will be issued in the form of fully registered Global Securities. The Global Securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depository") and registered in the name of the Depository's nominee.

    Except as set forth below, the Global Securities may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

    The Depository has advised the Company and the Underwriters as follows: It is a limited-purpose trust company which was created to hold securities for its participating organizations (the "Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("indirect participants"). Persons who are not Participants may beneficially own securities held by the Depository only through Participants or indirect participants.

    The Depository has also advised that pursuant to procedures established by it (i) upon the issuance by the Company of the Debentures, the Depository will credit the accounts of Participants designated by the Underwriters with the principal amount of the Debentures purchased by the Underwriters, and (ii) ownership of beneficial interests in the Global Securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository (with respect to Participants' interests), the Participants and the indirect participants. The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in the Global Securities is limited to such extent.

    So long as a nominee of the Depository is the registered owner of the Global Securities, such nominee will be considered the sole owner or holder of the Debentures for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the Global Securities will not be entitled to have Debentures registered in their names, will not receive or be entitled to receive physical delivery of Debentures in definitive form and will not be considered the owners or holders thereof under the Indenture.

    Neither the Company, the Trustee, any Paying Agent nor the Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Securities, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    Principal and interest payments on the Global Securities registered in the name of the Depository's nominee will be made by the Company through the Paying Agent to the Depository's nominee as the registered owner of the Global Securities. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Debentures are registered as the owners of such Debentures for the purpose of receiving payments of principal and interest on such Debentures and for all other purposes whatsoever. Therefore, neither the Company, the Trustee nor any Paying Agent has any direct responsibility or liability for the payment of principal or interest on the Debentures to owners of beneficial interests in the Global Securities. The Depository has advised the Company and the Trustee that its present practice is, upon receipt of any payment of principal or interest, to credit immediately the accounts of the Participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Securities as shown on the records of the Depository. Payments by Participants and indirect participants to owners of beneficial interests in the Global Securities will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such Participants or indirect participants.

    If the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue Debentures in definitive form in exchange for the Global Securities. In addition, the Company may at any time determine not to have the Debentures represented by Global Securities and, in such event, will issue Debentures in definitive form in exchange for the Global Securities. In either instance, an owner of a beneficial interest in the Global Securities will be entitled to have Debentures equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Debentures in definitive form. Debentures so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

SAME-DAY SETTLEMENT AND PAYMENT

    Settlement for the Debentures will be made by the Underwriters in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds.

    Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Debentures will trade in the Depository's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Debentures will therefore be required by the Depository to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Debentures.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement dated as of December 10, 1997, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase, the principal amount of Debentures set forth opposite its name below:

                                                        PRINCIPAL AMOUNT    PRINCIPAL AMOUNT
                                                               OF                  OF
UNDERWRITER                                             2027 DEBENTURES     2097 DEBENTURES
-----------------------------------------------------  ------------------  ------------------
Salomon Brothers Inc.................................    $   40,000,000      $   50,000,000
Goldman, Sachs & Co..................................        40,000,000          50,000,000
Lehman Brothers Inc..................................        40,000,000          50,000,000
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated...............................        40,000,000          50,000,000
J.P. Morgan Securities Inc...........................        40,000,000          50,000,000
                                                       ------------------  ------------------
    Total............................................    $  200,000,000      $  250,000,000
                                                       ------------------  ------------------
                                                       ------------------  ------------------

    The Company has been advised by the Underwriters that they propose initially to offer the Debentures to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of .500% of the principal amount of the 2027 Debentures and .675% of the principal amount of the 2097 Debentures. The Underwriters may allow, and such dealers may reallow, a concession not in excess of .250% of the principal amount of the Debentures to certain other dealers. After the initial public offering, the public offering price and such concessions may be changed.

    In connection with this Offering, certain Underwriters and their affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Debentures. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Debentures for the purpose of stabilizing their market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Debentures in connection with the Offering than they are committed to purchase from the Company, and in such case may purchase Debentures in the open market following completion of the Offering to cover such short position. Any of the transactions described in this paragraph may result in the maintenance of the price of the Debentures at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

    The Company does not presently intend to list the Debentures on any exchange. The Company has been advised by the Underwriters that they intend to make a market in the Debentures but that they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Debentures.

    The Underwriting Agreement provides that the Company will indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the Underwriters may be required to make in respect thereof.

                                 LEGAL OPINIONS

    The validity of the Debentures will be passed upon for the Company by Faegre & Benson LLP, 90 South Seventh Street, Minneapolis, Minnesota 55402, and for the Underwriters by Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois 60603. Mayer, Brown & Platt from time to time acts as counsel in certain matters for the Company.

ARCHER-DANIELS-MIDLAND COMPANY

DEBT SECURITIES AND WARRANTS
TO PURCHASE DEBT SECURITIES                                               [LOGO]

    Archer-Daniels-Midland Company (the "Company") may from time to time offer unsecured debt securities of the Company consisting of debentures, notes and/or other unsecured evidences of indebtedness (the "Debt Securities") and/or warrants to purchase Debt Securities ("Warrants") in an aggregate amount sufficient to result in net proceeds to the Company of up to U.S. $650,000,000 (or the equivalent in foreign denominated currencies or European Currency Units or other composite currencies). The Debt Securities and/or Warrants may be offered as separate series in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus. Debt Securities may be offered alone or with Warrants (which may or may not be detachable from the Debt Securities), and Warrants may be offered alone, all as set forth in an accompanying Prospectus Supplement and any related Pricing Supplement (the "Prospectus Supplement"). If any Warrants are issued, Debt Securities will be issuable upon exercise of such Warrants. The Company may sell Debt Securities and/or Warrants to or through underwriters to be designated from time to time, and also may sell Debt Securities and/or Warrants directly to other purchasers or through agents or broker-dealers. See "Plan of Distribution".

    Debt Securities of a series may be issuable in registered form without coupons attached ("Registered Securities"), in bearer form with or without coupons attached ("Bearer Securities") or in the form of one or more global securities (each a "Global Security"). Bearer Securities will be offered only to non-United States persons and to branches located outside the United States of certain United States financial institutions. See "Description of Debt Securities--Limitations on Issuance of Bearer Securities".

    The designation, principal amount, currency or currencies of denomination and payment, offering price, maturity, interest rate, redemption provisions, if any, and other terms of the Debt Securities, the duration, offering price, exercise price, detachability and other terms of any Warrants, and the name and basis of compensation of the underwriters, agents or broker-dealers, if any, in connection with the sale of the Debt Securities and/or Warrants in respect of which this Prospectus is being delivered are set forth in the applicable Prospectus Supplement. The Debt Securities and Warrants are herein sometimes referred to as the "Securities."

    This Prospectus may not be used to consummate sales of Securities unless accompanied by the Prospectus Supplement applicable to the Securities being sold.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is December 10, 1997.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated in and made a part of this Prospectus by reference:

        (a) the Company's Annual Report on Form 10-K for the year ended June 30, 1997 (which incorporates by reference certain portions of the Company's 1997 Annual Report to Shareholders, including financial statements and notes thereto, and certain portions of the Company's definitive Notice and Proxy Statement for the Company's Annual Meeting of Shareholders held on October 16, 1997), including all amendments thereto, and

        (b) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

    All reports and any definitive proxy or information statements filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

    Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits not specifically incorporated in such document). Requests for such copies should be directed to the Secretary, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526 (telephone number 217/424-5200).

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, Room 1024, at 450 Fifth Street N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and copies of such materials can be obtained from the public reference facilities of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy statements and other information filed by the Company at: http://www.sec.gov.

    The Company's Common Stock is listed on the New York Stock Exchange and the Chicago Stock Exchange and reports, proxy statements and other information regarding the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and at the offices of the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60603.

    Additional information regarding the Company and the Securities offered hereby is contained in the Registration Statement, and exhibits thereto, in respect of the Securities offered hereby, filed with the Commission under the Securities Act of 1933 (the "Securities Act"). For further information regarding the Company and the Securities offered hereby, reference is made to the Registration Statement, and exhibits thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.
                            ------------------------

    Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("$", "dollars" or "U.S. dollars").

                                  THE COMPANY

    Archer-Daniels-Midland Company is a major processor of agricultural products for the food and feed industries. It is one of the world's largest oilseed and vegetable oil processors, corn refiners, fuel alcohol producers and wheat millers.

    The Company was incorporated in Delaware in 1923 as the successor to a business formed in 1902. The Company's executive offices are located at 4666 Faries Parkway, Decatur, Illinois 62526 (telephone number 217/424-5200). References herein to the Company relate to Archer-Daniels-Midland Company, its subsidiaries and their predecessors unless otherwise noted or indicated by the context.

                                USE OF PROCEEDS

    Except as otherwise specified in the applicable Prospectus Supplement, net proceeds from the sale of the Securities will be added to the general funds of the Company. Initially, all or a portion of the proceeds may be invested in short-term or long-term marketable securities or used to repay short-term borrowings. The proceeds will be used, as required, for general corporate purposes, including working capital, capital expenditures and possible acquisitions of, or investments in, businesses and assets, and the repayment of indebtedness originally incurred for general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

    Set forth below is the consolidated ratio of earnings to fixed charges for each of the years in the five-year period ended June 30, 1997 and the three-month periods ended September 30, 1996 and September 30, 1997.

                                                                                                                       THREE
                                                                                                                       MONTHS
                                                                                                                       ENDED
                                                                                                                     SEPTEMBER
                                                                             YEAR ENDED JUNE 30                         30,
                                                         ----------------------------------------------------------  ----------
                                                            1993        1994        1995        1996        1997        1996
                                                         ----------  ----------  ----------  ----------  ----------  ----------
Ratio of earnings to fixed charges.....................       4.48x       4.04x       5.81x       4.92x       3.02x       2.04x


                                                            1997
                                                         ----------
Ratio of earnings to fixed charges.....................       3.39x

    For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes and fixed charges (excluding capitalized interest). Fixed charges consist of interest on all indebtedness, amortization of debt discount and expense, and one third of rental expense (which is deemed representative of the interest factor).

                         DESCRIPTION OF DEBT SECURITIES

    The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which a Prospectus Supplement may relate. The particular terms and provisions of the Debt Securities offered by a Prospectus Supplement (the "Offered Debt Securities") and the extent, if any, to which such general terms and provisions may not apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Offered Debt Securities.

    The Debt Securities are to be issued under an Indenture dated as of June 1, 1986 as amended and supplemented by a Supplemental Indenture dated as of August 1, 1989 and as amended by the Trust Indenture Reform Act of 1990 (the "Indenture"), between the Company and The Chase Manhattan Bank, formerly known as Chemical Bank, as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Debt Securities and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definition therein of certain capitalized terms used herein and not defined. Section numbers below refer to sections of the Indenture.

GENERAL

    The Debt Securities will be unsecured and unsubordinated obligations of the Company ranking PARI PASSU with all other unsecured and unsubordinated indebtedness of the Company.

    The Indenture does not limit the amount of Debt Securities that may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series. (SECTION 301).

    Reference is made to the Prospectus Supplement relating to the particular Offered Debt Securities offered thereby for the following terms of the Offered Debt Securities: (i) the title of the Offered Debt Securities or the particular series thereof; (ii) any limit on the aggregate principal amount of the Offered Debt Securities; (iii) whether the Offered Debt Securities are to be issuable as Registered Securities or Bearer Securities or both, whether any of the Offered Debt Securities are to be issuable initially in temporary global form and whether any of the Offered Debt Securities are to be issuable in permanent global form; (iv) the price or prices (generally expressed as a percentage of the aggregate principal amount thereof) at which the Offered Debt Securities will be issued; (v) the date or dates on which the Offered Debt Securities will mature; (vi) the rate or rates per annum, or the formula by which such rate or rates shall be determined, at which the Offered Debt Securities will bear interest, if any, and the dates from which any such interest will accrue; (vii) the Interest Payment Dates on which any such interest on the Offered Debt Securities will be payable, the Regular Record Date for any interest payable on any Offered Debt Securities that are Registered Securities on any Interest Payment Date, and the extent to which, or the manner in which, any interest payable on a Global Security on an Interest Payment Date will be paid if other than in the manner described below under "Global Securities"; (viii) any mandatory or optional sinking fund or analogous provisions; (ix) each office or agency where, subject to the terms of the Indenture as described below under "Payments and Paying Agents," the principal of and any premium and interest on the Offered Debt Securities will be payable and each office or agency where, subject to the terms of the Indenture as described below under "Denominations, Registration and Transfer," the Offered Debt Securities may be presented for registration of transfer or exchange; (x) the date, if any, after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, and the other detailed terms and provisions of any such optional or mandatory redemption provisions; (xi) the denominations in which any Offered Debt Securities which are Registered Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denomination in which any Offered Debt Securities which are Bearer Securities will be issuable, if other than denominations of $5,000; (xii) the currency or currencies of payment of principal of and any premium and interest on the Offered Debt Securities; (xiii) any index used to determine the amount of payments of principal of and any premium and interest on the Offered Debt Securities; (xiv) any additional covenants applicable to the Offered Debt Securities; and (xv) any other terms and provisions of the Offered Debt Securities not inconsistent with the terms and provisions of the Indenture. Any such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Offered Debt Securities. (SECTION 301).

    If the purchase price of any of the Debt Securities is denominated in a foreign or composite currency or currencies or if the principal of and any premium and interest on any series of Debt Securities is payable in a foreign or composite currency or currencies, the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of Debt Securities and such foreign or composite currency or currencies will be set forth in the applicable Prospectus Supplement.

    Some of the Debt Securities may be issued as original issue discount securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Federal income tax considerations and other special considerations applicable to any original issue discount securities will be set forth in the applicable Prospectus Supplement.

DENOMINATIONS, REGISTRATION AND TRANSFER

    The Debt Securities will be issuable as Registered Securities, Bearer Securities or both. Debt Securities may be issuable in the form of one or more Global Securities, as described below under "Global Securities." Unless otherwise provided in the applicable Prospectus Supplement, Registered Securities denominated in U.S. dollars will be issued only in denominations of $1,000 or any integral multiple thereof and Bearer Securities denominated in U.S. dollars will be issued only in denominations of $5,000 with coupons attached. A Global Security will be issued in a denomination equal to the aggregate principal amount of outstanding Debt Securities represented by such Global Security. The Prospectus Supplement relating to Debt Securities denominated in a foreign or composite currency will specify the denominations thereof. (SECTIONS 201, 203, 301 AND 302).

    During the "restricted period" as defined in Treasury Regulation Section 1.163-5(c) (2) (i) (D) (7), no Bearer Security shall be mailed or otherwise delivered to any location in the United States (as defined below under "Limitations on Issuance of Bearer Securities") and a Bearer Security may be delivered during such restricted period only if the person entitled to receive such Bearer Security furnishes written certification, in the form required by the Indenture, to the effect that such Bearer Security is owned by (i) a person that is not a United States person (as defined below under "Limitations on Issuance of Bearer Securities") or (ii) a Qualifying Foreign Branch of a U.S. Financial Institution (as defined below under "Limitations on Issuance of Bearer Securities") or (iii) a United States person who acquired the obligation through the Qualifying Foreign Branch of a U.S. Financial Institution and holds the obligation through such Qualifying Foreign Branch of a U.S. Financial Institution on the date of certification or (iv) a financial institution for purposes of resale during the restricted period but not for resale directly or indirectly to a United States person or to a person within the United States or its possessions. See "Global Securities" and "Limitations on Issuance of Bearer Securities" below.

    Registered Securities of any series will be exchangeable for other Registered Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, if Debt Securities of any series are issuable as both Registered Securities and as Bearer Securities, at the option of the holder upon request confirmed in writing, and subject to the terms of the Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default attached) of such series will be exchangeable for Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Unless otherwise indicated in an applicable Prospectus Supplement, any Bearer Security surrendered in exchange for a Registered Security between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest attached and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the holder of such coupon when due in accordance with the terms of the Indenture. Except as provided in an applicable Prospectus Supplement, Bearer Securities will not be issued in exchange for Registered Securities. (SECTION 305).

    Debt Securities may be presented for exchange as provided above, and Registered Securities (other than a Global Security) may be presented for registration of transfer (with the form of transfer duly executed), at the office of the Security Registrar designated by the Company or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company has initially appointed the Trustee as the Security Registrar under the Indenture. (SECTION 305). If a Prospectus Supplement refers to any transfer agent (in addition to the Security Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt

Securities of a series are issuable only as Registered Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (SECTION 1002).

    In the event of any redemption in part, the Company shall not be required to
(i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Debt Securities of that series selected to be redeemed and ending at the close of business on (a) if Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption, and (b) if Debt Securities of the series are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if Debt Securities of that series are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is immediately surrendered for redemption. (SECTION 305).

PAYMENTS AND PAYING AGENTS

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Registered Securities (other than a Global Security) will be made at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made (i) by check mailed to the address of the payee entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by such payee as specified in the Security Register. (SECTIONS 305, 307 AND 1002). Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest payment. (SECTION 307).

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Bearer Securities will be payable (subject to applicable laws and regulations) at the offices of such Paying Agent or Paying Agents outside the United States as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by check or by wire transfer to an account maintained by the payee outside the United States. (SECTIONS 307 AND 1002). Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on Bearer Securities on any Interest Payment Date will be made only against surrender of the coupon relating to such Interest Payment Date. (SECTION
1001). No payment with respect to any Bearer Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained in the United States. Payments will not be made in respect of Bearer Securities or coupons appertaining thereto pursuant to presentation to the Company or its Paying Agents within the United States or any other demand for payment to the Company or its Paying Agents within the United States. Notwithstanding the foregoing, payment of principal of and any premium and interest on Bearer Securities denominated and payable in U.S. dollars will be made at the office of the Company's Paying Agent in the United States if, and only if, payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions and the Company has delivered to the Trustee an opinion of counsel to that effect. (SECTION 1002).

    Unless otherwise indicated in an applicable Prospectus Supplement, the principal office of the Trustee in The City of New York will be designated as the Company's sole Paying Agent for payments with respect to Debt Securities which are issuable solely as Registered Securities. Any Paying Agent outside the United States and any other Paying Agent in the United States initially designated by the Company for the Debt Securities will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable only as Registered Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (i) a Paying Agent in each Place of Payment for such series in the United States for payments with respect to any Registered Securities of such series (and for payments with respect to Bearer Securities of such series in the circumstances described above, but not otherwise), (ii) a Paying Agent in each Place of Payment located outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; provided that if the Debt Securities of such series are listed on The International Stock Exchange, London or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying Agent in London or Luxembourg City or any other required city located outside the United States, as the case may be, for Debt Securities of such series, and (iii) a Paying Agent in each Place of Payment located outside the United States where (subject to applicable laws and regulations) Registered Securities of such series may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company may be served. (SECTION 1002).

    All moneys paid by the Company to a Paying Agent for the payment of principal of and any premium and interest on any Debt Security that remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company and thereafter the holder of such Debt Security or any coupon appertaining thereto will look only to the Company for payment thereof. (SECTION 1003).

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a Depositary identified in the applicable Prospectus Supplement. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. (SECTION 305). Unless and until it is exchanged for Debt Securities in definitive form, a temporary Global Security in registered form may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

    The specific terms of the depositary arrangement with respect to a series of Debt Securities or any part thereof will be described in the applicable Prospectus Supplement.

LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

    In compliance with United States federal tax laws and regulations, Bearer Securities may not be offered, sold, resold or delivered during the "restricted period" as defined in Treasury Regulation Section 1.163-5 (c) (2) (i) (D) (7) in the United States or its possessions or to United States persons (each as defined below) other than to a Qualifying Foreign Branch of a United States Financial Institution (as defined below), and any underwriters, agents and dealers participating in the offering of Debt Securities must agree that they will not offer any Bearer Securities for sale or resale in the United States, its possessions or to United States persons (other than a Qualifying Foreign Branch of a United States Financial Institution) nor deliver Bearer Securities within the United States. The term "Qualifying Foreign Branch of a United States Financial Institution" means a branch located outside the United States of a United States securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and that provides a certificate within a reasonable time (or a blanket certificate in the year the Debt Security is issued or either of the preceding two calendar years) stating that it agrees to comply with the requirements of Section 165 (j) (3) (A), (B) or (C) of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder.

    Bearer Securities and any coupons appertaining thereto will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Section 165(j) and 1287(a) of the Internal Revenue Code". Under Sections 165(j) and 1287(a) of the Code, holders that are United States persons, with certain exceptions, will not be entitled to deduct any loss on Bearer Securities and must treat as ordinary income any gain realized on the sale or other disposition (including the receipt of principal) of Bearer Securities.

    The term "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, and an estate or trust the income of which is subject to United States federal income taxation regardless of its source, and the term "United States" means the United States of America (including the states and the District of Columbia); the term "possessions" includes Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island, and the Northern Mariana Islands.

TAX REDEMPTION; SPECIAL TAX REDEMPTION

    To the extent specified in an applicable Prospectus Supplement, Debt Securities of a series will be subject to redemption at any time, as a whole but not in part, at a redemption price equal to the principal amount thereof together with accrued and unpaid interest to the date fixed for redemption, upon publication of a notice as described below, if (i) the Company determines that
(a) as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of the United States or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after a date specified in the applicable Prospectus Supplement, the Company has or will become obligated to pay additional amounts with respect to any Debt Security of such series as described below under "Payment of Additional Amounts" or (b) on or after a date specified in the applicable Prospectus Supplement, any action has been taken by any taxing authority of, or any decision has been rendered in a court of competent jurisdiction in, the United States or any political subdivision or taxing authority thereof or therein, including any of those actions specified in (a) above, whether or not such action was taken or decision was rendered with respect to the Company, or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion to the Company of independent legal counsel of recognized standing, will result in a material probability that the Company will become obligated to pay additional amounts with respect to any Debt Security of such series as described below under "Payment of Additional Amounts," and (ii) in any such case the Company in its business judgment determines that such obligation cannot be avoided by the use of reasonable measures available to the Company.

    If the Company shall determine that any payment made outside the United States by the Company or any Paying Agent of principal or interest due in respect of any Bearer Security (an "Affected Security") or any coupon appertaining thereto would, under any present or future laws or regulations of the United States, be subject to any certification, information or other reporting requirement of any kind, the effect of which requirement is the disclosure to the Company, any Paying Agent or any governmental authority of the nationality, residence or identity (as distinguished from, for example, status as a United States Alien) of a beneficial owner of such Affected Security or coupon who is a United States Alien (other than such a requirement which (i) would not be applicable to a payment made (a) directly to the beneficial owner or (b) to a custodian, nominee or other agent of the beneficial owner, (ii) can be satisfied by such custodian, nominee or other agent certifying to the effect that such beneficial owner is a United States Alien, provided that in each case referred to in items (i) (b) and
(ii), payment by such custodian, nominee or other agent to such beneficial owner is not otherwise subject to any such requirement (other than a requirement which is imposed on a custodian, nominee or other agent described in (iv) of this sentence), (iii) would not be applicable to a payment made by at least one other Paying Agent of the Company or (iv) is applicable to a payment to a custodian, nominee or other agent of the beneficial owner who is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income for the three-year period ending with the close of its taxable year preceding the year of payment is effectively connected with a United States trade or business, or is otherwise related to the United States), the Company at its election shall either (x) redeem the Affected Securities, as a whole, but not in part, at a redemption price equal to the principal amount thereof, together with interest accrued to the date fixed for redemption, or (y) if the conditions of the next succeeding paragraph are satisfied, pay the additional amounts specified in such paragraph. The Company shall make such determination and election as soon as practicable and give prompt notice thereof (the "Determination Notice") in the manner described under "Notices" below, stating the effective date of such certification, information or reporting requirements, whether the Company has elected to redeem the Affected Securities, or to pay the additional amounts specified in the next succeeding paragraph, and (if applicable) the last date by which the redemption of the Affected Securities must take place, as provided in the next succeeding sentence. If the Company elects to redeem the Affected Securities, such redemption shall take place on such date, not later than one year after the publication of the Determination Notice, as the Company shall elect by notice to the Trustee given not less than 45 nor more than 75 days prior to the date fixed for redemption. Notice of such redemption of the Affected Securities will be given to the holders thereof not less than 30 nor more than 60 days prior to the date fixed for redemption. Notwithstanding the foregoing, the Company shall not so redeem the Affected Securities if the Company shall subsequently determine, not less than 30 days prior to the date fixed for redemption, that subsequent payments would not be subject to any such requirement in which case the Company shall give prompt notice of such determination in the manner described under "Notices" below and any earlier redemption notice shall be revoked and of no further effect. The right of the holders of Affected Securities called for redemption to exchange such Affected Securities for Registered Securities (which Registered Securities will remain outstanding following such redemption) will terminate on the 16th day prior to the date fixed for redemption, and no further exchanges of Affected Securities for Registered Securities shall be permitted unless the Company shall have made the subsequent determination and given the notice referred to in the preceding sentence.

    If and so long as the certification, information or other reporting requirements referred to in the preceding paragraph would be fully satisfied by payment of a withholding tax, backup withholding tax or similar charge, the Company may elect to pay such additional amounts as may be necessary so that every net payment made outside the United States following the effective date of such requirements by the Company or any Paying Agent of principal, premium, if any, or interest, if any, due in respect of any Affected Security or any coupon to a holder who certifies that the beneficial owner is a United States Alien (but without any requirement that the nationality, residence or identity of such beneficial owner be disclosed to the Company, any Paying Agent or any governmental authority), after deduction or withholding for or on account of such withholding tax, backup withholding tax or similar charge (other than a withholding tax, backup withholding tax or similar charge which (i) is the result of a certification, information or other reporting requirement described in the second parenthetical clause of the first sentence of the preceding paragraph or (ii) is imposed as a result of presentation of such Affected Security or coupon for payment more than 10 days after the date on which such payment becomes due and payable or on which payment thereof is duly provided for, whichever occurs later), will not be less than the amount provided for in such Affected Security or coupon to be then due and payable. In the event the Company elects to pay such additional amounts, the Company will have the right, at its sole option, at any time, to redeem the Affected Securities, as a whole, but not in part, at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest to the date fixed for redemption. If the

Company has made the determination described in the preceding paragraph with respect to certification, information or other reporting requirements applicable only to interest and subsequently makes a determination in the manner and of the nature referred to in the preceding paragraph with respect to such requirements applicable to principal, the Company will redeem the Affected Securities in the manner and on the terms described in the preceding paragraph unless the Company elects to have the provisions of this paragraph apply rather than the provisions of the preceding paragraph. If in such circumstances the Affected Securities are to be redeemed, the Company shall have no obligation to pay additional amounts pursuant to this paragraph with respect to principal of, premium, if any, or interest, if any, on such Affected Securities accrued and unpaid after the date of the notice of such determination indicating such redemption, but will be obligated to pay such additional amounts with respect to interest accrued and unpaid to the date of such determination. If the Company elects to pay additional amounts pursuant to this paragraph and the condition specified in the first sentence of this paragraph should no longer be satisfied, then the Company shall promptly redeem such Affected Securities in whole but not in part. (SECTION 1004).

    In the event that the Company elects or is required to redeem Affected Securities of a series pursuant to the provisions set forth in the preceding three paragraphs, the Company shall deliver to the Trustee a certificate, signed by an authorized officer, stating that the Company is entitled to redeem the Affected Securities of such series pursuant to their terms. (SECTION 1102).

    Notice of intention to redeem Affected Securities and all other notices in accordance with the provisions of the preceding paragraphs will be given in accordance with "Notices" below. In the case of a redemption, notice will be given once not more than 60 nor less than 30 days prior to the date fixed for redemption and will specify the date fixed for redemption. (SECTION 1104).

PAYMENT OF ADDITIONAL AMOUNTS

    If and to the extent specified in an applicable Prospectus Supplement, the Company will, subject to the exceptions and limitations set forth below, pay to the holder of any Debt Security or coupon who is a United States Alien such additional amounts as may be necessary in order that every net payment on such Debt Security or coupon, after withholding by the Company or any of its Paying Agents for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States (or any political subdivision or taxing authority thereof or therein) will not be less than the amount provided for in such Debt Security or in such coupon to be then due and payable. However, the Company will not be required to make any payment of additional amounts for or on account of:

        (i) any tax, assessment or other governmental charge that would not have been so imposed but for (a) the existence of any present or former connection between such holder (or between a fiduciary, settlor or beneficiary of, or a person holding a power over, such holder, if such holder is an estate or trust, or a member or shareholder of such holder, if such holder is a partnership or corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, person holding a power, member or shareholder) being or having been a citizen, resident or treated as a resident thereof or being or having been engaged in a trade or business or present therein or having or having had a permanent establishment therein, or (b) such holder's present or former status as a personal holding company, foreign personal holding company, controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax;

        (ii) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the holder of such Debt Security or coupon for payment on a date more than 10 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

       (iii) any estate, inheritance, gift, sales, transfer, personal property tax or any similar tax, assessment or other governmental charge;

        (iv) any tax, assessment or other governmental charge that is payable otherwise than by withholding from a payment on a Debt Security or coupon;

        (v) any tax, assessment or other governmental charge imposed on a holder of a Debt Security or coupon that actually or constructively owns 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of Section 871(h)(3) of the Code or that is a controlled foreign corporation related to the Company through stock ownership;

        (vi) any tax, assessment or other governmental charge imposed as a result of the failure to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of a Debt Security or coupon, if such compliance is required by statute, or by regulation of the United States, as a precondition to relief or exemption from such tax, assessment or other governmental charge;

       (vii) any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment on a Debt Security or coupon if such payment can be made without such withholding by at least one other Paying Agent;

      (viii) any tax, assessment or other governmental charge imposed with respect to payments on any Registered Security by reason of the failure of the holder to fulfill the statement requirement of Sections 871(h) or 881(c) of the Code; or

        (ix) any combination of items (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii);

nor will additional amounts be paid with respect to any payment on a Debt Security or coupon to a holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the United States (or any political subdivision or taxing authority thereof or therein) to be included in the income for federal income tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to payment of the additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of such Debt Security or coupon. (SECTION 1004).

SUBSIDIARIES

    The term "Subsidiary" is defined as a corporation more than 50 percent of the outstanding voting stock of which is owned, directly or indirectly, by the Company and/or one or more Subsidiaries. The term "Restricted Subsidiary" is defined as a Subsidiary other than a Subsidiary (i) which neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States, or (ii) which is engaged primarily in financing the operations of the Company or its Subsidiaries, or both, outside the United States. (SECTION 101).

RESTRICTIONS ON SECURED DEBT

    If the Company or any Restricted Subsidiary shall incur, assume or guarantee any Debt secured by a Mortgage on any Principal Domestic Manufacturing Property (each as defined below) or on any shares of stock or Debt of any Restricted Subsidiary, the Company will secure, or cause such Restricted Subsidiary to secure, the Debt Securities equally and ratably with (or prior to) such Debt, unless after giving effect thereto the aggregate amount of all such Debt so secured together with all Attributable Debt (as defined below) in respect of sale and leaseback transactions involving Principal Domestic Manufacturing Properties would not exceed 5 percent of Consolidated Net Tangible Assets (as defined below). This restriction will not apply to, and there shall be excluded in computing secured Debt for the purpose of such restriction, Debt secured by
(i) Mortgages on property of, or on any shares of stock or Debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary, (ii) Mortgages in favor of the Company or a Restricted Subsidiary,
(iii) Mortgages in favor of United States governmental bodies to secure progress or advance payments, (iv) Mortgages on property, shares of stock or Debt existing at or incurred within 120 days of the time of acquisition thereof (including acquisition through merger or consolidation), purchase money Mortgages and construction Mortgages, and (v) certain extensions, renewals or replacements of Debt secured by any Mortgage referred to in the forgoing clauses
(i) through (iv), inclusive. (SECTION 1009).

    "Principal Domestic Manufacturing Property" is defined as any building, structure or other facility (which for purposes of this definition shall not include barges, railroad cars or other transportation equipment, vehicle or vessels), together with the land on which it is erected and fixtures comprising a part thereof, used primarily for manufacturing, processing or warehousing, located in the United States, owned or leased by the Company or a Subsidiary and having a gross book value (without deduction of any depreciation reserves) which on the date as of which the determination is being made is in excess of 1 percent of Consolidated Net Tangible Assets, other than any such building, structure or other facility or portion thereof or any such land or fixture (i) which is financed by certain governmental obligations the interest on which is excludable from gross income of the holder thereof pursuant to the provisions of
Section 103(a)(1) of the Code or (ii) which, in the opinion of the Board of Directors of the Company, is not of material importance to the total business conducted by the Company and its Subsidiaries as an entirety. "Consolidated Net Tangible Assets" is defined as the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any thereof constituting Funded Debt (defined below) by reason of being renewable or extendible) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles to the extent not deducted as reserves and deductible items as set forth above, all as set forth on the most recent consolidated balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles. "Mortgage" is defined as any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or similar encumbrance. "Attributable Debt" is defined as the net amount of rent (discounted to the date of determination at a rate per annum of 15 percent, compounded semi-annually) required to be paid during the remaining term of any lease. (SECTION 101).

    The Indenture does not restrict the incurring of unsecured Debt by the Company or its Subsidiaries.

RESTRICTIONS ON SALE AND LEASEBACK TRANSACTIONS

    Neither the Company nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving any Principal Domestic Manufacturing Property which has been or is to be sold or transferred more than 120 days after the acquisition thereof or the completion of construction and commencement of full operation thereof, unless (i) the Company or such Restricted Subsidiary could create Debt secured by a Mortgage on such property pursuant to Section 1009 of the Indenture (see "Restrictions on Secured Debt" above) in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the Debt Securities or (ii) the Company, within 120 days after the sale or transfer, applies to the retirement of its Funded Debt an amount equal to the greater of (a) the net proceeds of the sale of the Principal Domestic Manufacturing Property leased pursuant to such arrangement or (b) the fair market value of the Principal Domestic Manufacturing Property so leased (subject to credits for certain voluntary retirements of Funded Debt and cancellation or retirement of the Debt Securities). (SECTION
1010). "Funded Debt" is defined as indebtedness for money borrowed having a maturity at or being renewable or extendable by the borrower to a date more than 12 months from the date of determination in the amount set forth on the most recent consolidated balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles. Funded Debt does not include any amount in respect of obligations under leases (or guarantees thereof), whether or not such obligations would be included as liabilities on a consolidated balance sheet, and does not include any principal amount of indebtedness required to be redeemed within 12 months from the date of determination pursuant to any sinking fund provisions or otherwise. (SECTION 101). This restriction does not apply to any sale and leaseback transaction (i) between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, or (ii) involving the taking back of a lease for a period of three years or less. (SECTION 1010).

RESTRICTIONS ON MERGERS AND SALES OF ASSETS

    The Company may not consolidate with or merge into any other corporation, or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and the Company shall not permit any Person to consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company unless (i) the corporation formed by such consolidation or into which the Company is merged or the Person to which the properties and assets of the Company are transferred substantially as an entirety shall be a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia and shall expressly assume the payment of the principal of, premium, if any, and interest, if any, on the Debt Securities and the performance of the other covenants of the Company under the Indenture, (ii) after giving effect to such transaction, no Event of Default (as defined below), or event which after notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing, (iii) if, as a result of such transaction, properties or assets of the Company or any Restricted Subsidiary would become subject to a Mortgage not permitted by
Section 1009 of the Indenture without equally and ratably securing the Debt Securities as provided therein (see "Restrictions on Secured Debt" above), steps shall have been taken to secure the Debt Securities equally and ratably with (or prior to) all indebtedness secured thereby pursuant to Section 1009 of the Indenture; and (iv) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with Indenture and that all conditions precedent to such transaction contained in the Indenture have been complied with. (SECTION 801). Notwithstanding the provisions summarized in this paragraph, the Company may, without complying with such provisions, transfer all of its property and assets to another corporation if, immediately after giving effect to such transfer, such corporation is a Wholly-Owned Restricted Subsidiary of the Company and the Company would be permitted to become liable for an additional amount of secured Debt. (SECTION 803).

MODIFICATION AND WAIVER

    Certain modifications and amendments of the Indenture, including the rights of Holders of a series of Outstanding Debt Securities, may be made by the Company and the Trustee only with the consent of the Holders (as defined in the Indenture) of 66 2/3% in aggregate principal amount of the Outstanding Debt Securities of each series affected by the modification or amendment, provided that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby: (i) change the stated maturity date of the principal of, or any installment of principal of or interest on, any such Debt Security; (ii) reduce the principal amount of, premium, if any, or interest, if any, on any such Debt Security (including in the case of an Original Issue Discount Security the amount payable upon acceleration of the Maturity thereof); (iii) change the Place of Payment where, or the coin or currency in which, any principal of, premium, if any, or interest, if any, on any such Debt Security is payable; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (v) reduce the above-stated percentage of Outstanding Debt Securities of any series the consent of the Holders of which is necessary to modify or amend the Indenture; or (vi) modify the foregoing requirements or reduce the percentage of aggregate principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (SECTION 902).

    The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series may, on behalf of the Holders of all Debt Securities of such series, waive, insofar as such series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. (SECTION 1012).

The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of such series waive any past default under the Indenture with respect to such series, except a default in the payment of the principal of, premium, if any, or interest, if any, on any Debt Security of such series or in respect of a provision under which the Indenture cannot be modified or amended without consent of the Holder of each Outstanding Debt Security of such series affected. (SECTION 513).

EVENTS OF DEFAULT

    The Indenture defines an Event of Default with respect to any series of Debt Securities as being any one of the following events: (i) default for 30 days in any payment of interest on such series; (ii) default in any payment of principal of, and premium, if any, on such series when due; (iii) default in the payment of any sinking fund installment with respect to such series when due; (iv) default for 60 days after appropriate notice by the Holders of at least 10% in aggregate principal amount of the Outstanding Debt Securities in performance of any other covenant or warranty in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of series of Debt Securities other than such series); (v) default under any evidence of indebtedness for money borrowed (including a default with respect to Debt Securities other than such series) or under any Mortgage, indenture or instrument under which any such indebtedness is issued or secured (including the Indenture), which results in acceleration of the maturity of such indebtedness, if such acceleration is not annulled, or in the case of indebtedness not exceeding U.S. $1,000,000 such indebtedness is not paid, in each case within 10 days after written notice as provided in the Indenture; (vi) certain events in bankruptcy, insolvency or reorganization; or (vii) any other Event of Default provided with respect to Debt Securities of such series. In case an Event of Default shall occur and be continuing with respect to any series of Debt Securities, the Trustee or the Holders of not less than 25 percent in aggregate principal amount of the Outstanding Debt Securities of such series may declare the principal of such series (or, if the Debt Securities of such series are Original Issue Discount Securities, such portion of the principal as may be specified in the terms of such series) to be due and payable. Any Event of Default with respect to a particular series of Debt Securities may be waived by the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of such series, except in each case a failure to pay the principal of, premium, if any, or interest, if any, on such Debt Security. (SECTIONS 501, 502 AND 513).

    Reference is made to the Prospectus Supplement relating to each series of Offered Debt Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

    The Indenture requires the Company to file annually with the Trustee an Officers' Certificate as to the absence of certain defaults under the terms of the Indenture. (SECTION 1011). The Indenture provides that the Trustee may withhold notice to the Holders of the Debt Securities of any default (except in payment of principal of, premium, if any, or interest, if any, or any sinking fund installment) if it considers it in the interest of the Holders of the Debt Securities to do so. (SECTION 602).

    Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Indenture provides that the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of the Holders of the Debt Securities unless such Holders shall have offered to the Trustee reasonable indemnity. (SECTIONS 601, 603). Subject to such provisions for indemnification and certain other rights of the Trustee, the Indenture provides that the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series affected shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series. (SECTIONS 512 AND
603).

    No Holder of any Debt Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless (i) such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to Debt Securities of such series, (ii) the Holders of at least 25 percent in aggregate principal amount of the Outstanding Debt Securities of such series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and (iii) the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of such series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (SECTION 507). However, the Holder of any Debt Security will have an absolute right to receive payment of the principal of, premium, if any, and interest, if any, on such Debt Security on or after the due dates expressed in such Debt Security and to institute suit for the enforcement of any such payment. (SECTION 508).

DEFEASANCE

    DEFEASANCE AND DISCHARGE. If the terms of a series of Debt Securities so provide and the Company deposits or causes to be deposited with the Trustee as trust funds in trust for that purpose money and/or U.S. Government Obligations (as hereinafter defined) which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay and discharge (i) the principal of, and premium, if any, and each instalment of principal and premium, if any, and interest, if any, on the Outstanding Debt Securities of such series on the Stated Maturity of such principal or instalment of principal or interest (or on the Redemption Date of the Outstanding Debt Securities of such series if the Company has elected to redeem such Outstanding Debt Securities in accordance with Section 1102 of the Indenture), and (ii) any mandatory (or, if applicable, optional) sinking fund payments applicable to the Outstanding Debt Securities of such series on the day on which such payments are due and payable, then the Indenture will cease to be of further effect with respect to such series (except for certain obligations to compensate, reimburse and indemnify the Trustee, to register the transfer or exchange of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold monies for payment in trust and to pay any tax indemnity), and the Company will be deemed to have satisfied and discharged the Indenture with respect to such series. (SECTION 403). In the event of any such defeasance, holders of Debt Securities of such series would be able to look only to such trust fund for payment of principal of, premium, if any, and interest, if any, on their Debt Securities. The term "U.S. Government Obligations" means securities of the government which issued the currency in which the Debt Securities of such series are denominated and/or in which interest is payable or of government agencies backed by the full faith and credit of such government.

    Under current federal income tax law, such defeasance will be treated as a taxable exchange of the related Debt Securities for an interest in the trust. As consequence, each holder of such Debt Securities will recognize gain or loss equal to the difference between the holder's cost or other tax basis for the Debt Securities and the value of the holder's interest in the trust, and thereafter will be required to include in income a share of the income, gain and loss of the trust, including gain or loss recognized in connection with any substitution of collateral, as described below. Prospective investors are urged to consult their own tax advisors as to the specific consequences of such a defeasance.

    DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT. If the terms of the Debt Securities of any series so provide, the Company may omit to comply with certain restrictive covenants in Sections 801 and 803 (Consolidation, Merger, Conveyance, Transfer or Lease), and Sections 1004 (Additional Amounts), 1005 (Corporate Existence), 1006 (Purchase of Securities by Company or Subsidiary), 1007 (Maintenance of Properties), 1008 (Payment of Taxes and Other Claims), 1009 (Restriction on Secured Debt) and 1010 (Restrictions on Sale and Leaseback Transactions), and Sections 501(4), 501(5), 501(6), 501(7) and 501(8) of the Indenture (if Section 501(8) is specified in the Prospectus Supplement), as described in clauses (iv) through (vii) under "Events of Default" above, shall not be deemed to be Events of Default under the Indenture with respect to such series, upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay and discharge (i) the principal of (and premium, if any) and each instalment of principal, and premium, if any, and interest on the Outstanding Debt Securities of such series on the Stated Maturity of such principal or instalment of principal or interest (or on the Redemption Date of the Outstanding Debt Securities of such series if the Company has elected to redeem such Outstanding Debt Securities in accordance with
Section 1102 of the Indenture) and (ii) any mandatory (or, if applicable, optional) sinking fund payments applicable to the Outstanding Debt Securities of such series on the day on which such payments are due and payable. The obligations of the Company under the Indenture and the Debt Securities other than with respect to the covenants referred to above and the events of Default other than the Events of Default referred to above shall remain in full force and effect. (SECTION 1013).

    In the event the Company exercises its option to omit compliance with certain covenants of the Indenture with respect to the Debt Securities of any series as described above and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default other than Events of Default described in clauses (iv) through (vii) under "Events of Default" above, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series on their Stated Maturity or Redemption Date, but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments. (SECTION 1013).

    LIMITATION ON DEFEASANCE. To exercise either option referred to above under DEFEASANCE AND DISCHARGE and DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT, the Company is required to deliver to the Trustee an opinion of outside counsel of nationally recognized standing (which opinion, in the case of the option referred to under DEFEASANCE AND DISCHARGE above, is based on there having been, since the date of the Indenture, a change in the applicable United States Federal income tax law (including a change in official interpretation thereof)), or a ruling from or published by the IRS, to the effect that the exercise of such option will not cause holders of Debt Securities to recognize income, gain or loss for Federal income tax purposes, and that such holders of Debt Securities will be subject to Federal income tax on the same amount and in the same manner and at the same time as would have been the case if such option had not been exercised.

    SUBSTITUTION OF COLLATERAL. If the terms of a series of Debt Securities so provide, the Company will be permitted at any time to withdraw any money or U.S. Government Obligations deposited pursuant to the foregoing defeasance provisions, provided that the Company in substitution therefor simultaneously deposits money and/or U.S. Government Obligations which would then be sufficient to satisfy the Company's payment obligations in respect of the Debt Securities in the manner contemplated by such defeasance provisions.

NOTICES

    Except as may otherwise be set forth in an applicable Prospectus Supplement, notices to holders of Bearer Securities will be given by publication in a daily newspaper in the English language of general circulation in The City of New York and in London, and so long as such Bearer Securities are listed on the Luxembourg Stock Exchange and the Luxembourg Stock Exchange shall so require, in a daily newspaper of general circulation in Luxembourg City or, if not practical, elsewhere in Western Europe. Such publication is expected to be made in THE WALL STREET JOURNAL, the FINANCIAL TIMES and the LUXEMBURGER WORT. Notices to holders of Registered Securities will be given by mail to the addresses of such holders as they appear in the Security Register. (SECTIONS 101 AND 106).

TITLE

    Title to any temporary global Debt Security, any permanent global Debt Security, any Bearer Securities and any coupons appertaining thereto will pass by delivery. The Company, the Trustee and any agent of the Company or the Trustee may treat the bearer of any Bearer Security, the bearer of any coupon and the registered owner of any Registered Security as the absolute owner thereof (whether or not such Debt Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (SECTION 308).

REPLACEMENT OF SECURITIES AND COUPONS

    Any mutilated Security or a Security with a mutilated coupon appertaining thereto will be replaced by the Company at the expense of the Holder upon surrender of such Security to the Trustee. Securities or coupons that become destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Trustee of the Security and coupons or evidence of the destruction, loss or theft thereof satisfactory to the Company and the Trustee; in the case of any coupon which becomes destroyed, stolen or lost, such coupon will be replaced by issuance of a new Security in exchange for the Security to which such coupon appertains. In the case of a destroyed, lost or stolen Security or coupon, an indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Security or coupon before a replacement Security will be issued. (SECTION 306).

GOVERNING LAW

    The Indenture and the Debt Securities are governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE TRUSTEE

    The Company from time to time borrows from The Chase Manhattan Bank, formerly known as Chemical Bank, the Trustee under the Indenture, and maintains deposit accounts and conducts other banking transactions with it in the ordinary course of business. The Chase Manhattan Bank also serves as trustee for certain other senior unsecured debt obligations of the Company.

                            DESCRIPTION OF WARRANTS

    The Company may issue Warrants for the purchase of Debt Securities of the Company issued under one or more indentures. Warrants may be issued independently or together with any Debt Securities offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities. The Warrants are to be issued under one or more Warrant Agreements (each a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as Warrant Agent (the "Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Warrants. The Warrant Agent will act solely as an agent of the Company in connection with the Warrant Certificates and will not assume any obligation or relationship of agency or trust for or with any holder of Warrant Certificates or beneficial owners of Warrants. A copy of the form of Warrant Agreement, including the form of Warrant Certificate representing the Warrants, is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the form of Warrant Agreement and Warrant Certificate do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreement and the Warrant Certificate, including the definition therein of certain terms.

GENERAL

    If Warrants are offered, the applicable Prospectus Supplement will identify the Warrant Agent and describe the terms of the Warrants, including the following: (i) the offering price; (ii) the currency for which Warrants may be purchased; (iii) the designation, aggregate principal amount, currency of denomination and payment and terms of the Debt Securities purchasable upon exercise of the Warrants; (iv) if applicable, the designation and terms of the Debt Securities with which the Warrants are issued and the number of Warrants issued with each such Debt Security; (v) if applicable, the date on and after which the Warrants and the related Debt Securities will be separately transferable; (vi) the principal amount of Debt Securities purchasable upon exercise of one Warrant and the price at and the currency in which such principal amount of Debt Securities may be purchased upon such exercise; (vii) the date on which the right to exercise the Warrants shall commence and the date (the "Expiration Date") on which such right shall expire;
(viii) United States federal income tax considerations; (ix) whether the Warrants will be issued in registered or bearer form; and (x) any other terms of the Warrants.

    Warrant Certificates may be exchanged for new Warrant Certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise or to enforce covenants in the applicable indenture.

EXERCISE OF WARRANTS

    Each Warrant will entitle the holder to purchase such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or calculable from, the applicable Prospectus Supplement. Warrants may be exercised at any time up to 5:00 p.m., New York City time, on the Expiration Date set forth in the applicable Prospectus Supplement. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Warrants will become void.

    Warrants may be exercised by delivery to the Warrant Agent of payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Debt Securities purchasable upon such exercise together with certain information set forth on the reverse side of the Warrant Certificate. Warrants will be deemed to have been exercised upon receipt of the exercise price, subject to the receipt within five business days of the Warrant Certificate evidencing such Warrants. Upon receipt of such payment and the Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Debt Securities purchasable upon such exercise. If fewer than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants.

                              PLAN OF DISTRIBUTION

GENERAL

    The Company may sell Securities to or through underwriters, to be designated from time to time, and also may sell Securities directly to other purchasers or through agents or broker-dealers, including broker-dealers as principals. Debt Securities may be offered alone or with Warrants (which may or may not be detachable from Debt Securities), and Warrants may be offered alone, all as set forth in the applicable Prospectus Supplement. If any Warrants are issued, Debt Securities will be issuable upon exercise of such Warrants.

    The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    In connection with the sale of Securities, underwriters, dealers and agents may receive compensation from the Company or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent is set forth, and any such compensation is set forth, in the applicable Prospectus Supplement.

    Under agreements that may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers or agents may engage in transactions with or perform services for the Company in the ordinary course of business.

    Each underwriter, dealer and agent participating in the distribution of any Debt Securities that are issuable as Bearer Securities will agree that it will not offer, sell or deliver, directly or indirectly, Bearer Securities in the United States or to United States persons (other than a Qualifying Foreign Branch of a United States Financial Institution) in connection with the original issuance of such Debt Securities.

DELAYED DELIVERY ARRANGEMENTS

    If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will not be subject to any conditions except that the purchase of the Offered Debt Securities and/or Warrants shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The dealers and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

                                    EXPERTS

    The consolidated financial statements of Archer-Daniels-Midland Company, incorporated by reference in the Company's Annual Report (Form 10-K) for the year ended June 30, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS, IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS.

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                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

                             PROSPECTUS SUPPLEMENT

Recent Developments.......................................................   S-2
Description of the Debentures.............................................   S-2
Underwriting..............................................................   S-7
Legal Opinions............................................................   S-7

                                   PROSPECTUS

Incorporation of Certain Documents by Reference...........................     2
Available Information.....................................................     2
The Company...............................................................     3
Use of Proceeds...........................................................     3
Ratio of Earnings to Fixed Charges........................................     3
Description of Debt Securities............................................     3
Description of Warrants...................................................    17
Plan of Distribution......................................................    18
Experts...................................................................    19

                                  $450,000,000

                             ARCHER-DANIELS-MIDLAND
                                    COMPANY

                                  $200,000,000
                                6.75% DEBENTURES
                             DUE DECEMBER 15, 2027

                                  $250,000,000
                                6.95% DEBENTURES
                             DUE DECEMBER 15, 2097

                                     [LOGO]

                                     ------

                             PROSPECTUS SUPPLEMENT

                               DECEMBER 10, 1997

                                   ---------

                              SALOMON SMITH BARNEY
                              GOLDMAN, SACHS & CO.
                                LEHMAN BROTHERS
                              MERRILL LYNCH & CO.
                               J.P. MORGAN & CO.

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